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                                                                    EXHIBIT 12.1

Collins & Aikman Corporation and Subsidiaries
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
(IN $ MILLIONS)

                                                                    Quarter Ended
                                                                      31-March
                                                                  ----------------
                                                                   2002      2003
                                                                  ------    ------
FIXED CHARGES
   Interest expense, net                                          $ 37.3    $ 36.5
   Interest income                                                   0.1       0.1
                                                                  ------    ------
     Interest expense, gross from continuing ops                    37.4      36.6
   Capitalized interest                                               --        --
  Interest expense from discontinued operations                       --        --
                                                                  ------    ------
     Total interest expense, gross(*)                               37.4      36.6
                                                                  ------    ------
   Interest portion of rental expense                                3.7       3.4

   Pre-tax earnings required to cover preferred stock dividends
   and accretion                                                    17.2      13.2
                                                                  ------    ------

   FIXED CHARGES - C&A                                            $ 58.3    $ 53.2
                                                                  ======    ======

   Pre-tax income from continuing operations                      $  0.2    $(27.6)
   Minority interest in (income) loss of affiliates                   --        --
   (Income) loss from equity investees                                --        --
                                                                  ------    ------
     Total                                                           0.2     (27.6)
                                                                  ------    ------
ADD:
   Fixed charges                                                    58.3      53.2
   Distributed income of equity investees

SUBTRACT:
(A) Interest capitalized                                                        --
                                                                  ------    ------
   TOTAL EARNINGS                                                 $ 58.5    $ 25.6
                                                                  ======    ======

   RATIO OF EARNINGS TO FIXED CHARGES                               1.00

   Dollar value of deficiency                                                (27.6)


   (*) - Includes amortization of debt issuance costs